Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE			September 17, 2007
BUTLER NATIONAL CORPORATION ANNOUNCES FIRST QUARTER FINANCIAL RESULTS AND CONFERENCE CALL - Sales Increased 53% to $ 4.7 Million Led By Defense Products -

OLATHE, KANSAS, September 17, 2007, - Butler National Corporation (OTC Bulletin Board BUKS), a leading manufacturer and provider of support systems for "Classic" commercial and military aircraft, announces its financial results for the first quarter fiscal 2008 for the period ended July 31, 2007.  In conjunction with the release, the Company has scheduled a conference call Tuesday, September 18, 2007 at 9:00 AM Central Daylight Time.

What: Butler National Corporation First Quarter Fiscal 2008 Financial Results Conference Call

When: Tuesday, September 18, 2007 - 9:00 AM Central Daylight Time

How: Live via phone by dialing 800-624-7038. Code: Butler National Corporation.  Participants to the conference call should call in at least 5 minutes prior to the start time.

Clark Stewart, President & CEO, Butler National Corp., will be leading the call and discussing results of the first quarter, the status of new and existing orders, gaming activities and an outlook on the balance of fiscal 2008.

Historical selected financial data related to all operations:
	Quarter Ended July 31			Quarter Ended April 30
	(In thousands except per share data)			(In thousands except per share data)

	2007	2006	2005	2007	2006	2005

Net Sales	$4,707	$3,076	$4,112	$3,906	$3,072	$5,276
Operating Income	410	164	309	627	187	858
Net Income	232	44	206	415	15	774
Total Assets	19,878	18,092	18,694	20,445	18,138	17,279
Long-term Obligations	2,426	1,759	1,993	2,521	1,844	2,089
Shareholders' Equity	10,879	9,873	9,525	10,648	9,829	9,319
New Product Research and Development Cost	570	499	422	439	416	439
nr = not reported

Management Comments:

"Our sales for the fiscal quarter-ended July 31, 2007, increased 53% to $4.7 million as compared to $3.1 million for the same period in fiscal 2007.  Net income increased 427% to $232,000 as compared to $44,000 for the same period in fiscal 2007. We continue our efforts to improve the profitability in the delivery of high-value "Classic Aviation" products.

We expensed $570,000, 12% of our sales, on product development. We feel this expenditure for the design and development engineering, testing, and certification of new products may stabilize our long-term revenues and enhance our profits.

Sales from Aircraft Modifications including modified aircraft decreased $147,000 (7.2%) from $2.0 million in the first quarter of fiscal year 2007 to $1.9 million in the current three months of fiscal 2008.  Revenues from non RVSM modification services decreased $382,000 in the first three months of fiscal 2008.   RVSM revenues increased by $235,000 in the first quarter of fiscal 2008, compared to the first quarter of fiscal 2007.

Sales from Avionics increased 711%, from $205,000 in first quarter of fiscal 2007, to $1.7 million in the current three months of fiscal 2008.  This increase is directly related to sales of defense products. We believe this business segment will continue to increase in future years due to the addition of new fuel systems protection devices like the TSD, GFI, and other classic aviation defense products.

Monitoring sales increased from $400,000 in first quarter of fiscal 2007 to $472,000 in the current three months of fiscal 2008, an increase of 17.9%.  During the three months ended July 31, 2007, we maintained a relatively level volume of long-term contracts with municipalities.  We continue to work hard to maintain our superior quality of work and customer service with reasonable pricing to overcome the competitive challenges.

Revenues from Management Services related to gaming decreased 2.5% for the quarter compared to the same period last year.  This decrease was due to the devastating flooding in Oklahoma, Kansas, and Missouri that caused the Stables to be shut down for seven days.

As of September 1, 2007, our backlog is in excess of $10.4 million. This backlog reflects our product development efforts and the related potential results. Our challenge is to ship the backlog and further take advantage of these new products. However, because of our major investment in product development required to continue these new products, we may not always maintain smooth and continuous quarterly profits.

We continue into fiscal 2008 with the possibility of exciting projects," commented Clark D. Stewart, President of the Company.

Our Business:

Butler National Corporation operates in the Aerospace and Services business segments.  The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for the Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft.  Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.

Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements and Risk Factors, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K and Section 1A of Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements and Risk Factors for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION CONTACT:
Craig D. Stewart, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS  66062

Public Relations Phone: 214-663-5833
Phone Office: 913-780-9595
Phone Fax: 913-780-5088

Jim Drewitz, Public Relations
jim@jdcreativeoptions.com

Direct Investor Relations
Phone office 830-669-2466

For more information, please visit the Company web site:  www.butlernational.com
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